EXHIBIT 5.1

                                 Law Offices or
                              Eric P. Littman, P.A.
                             7695 S.W. 104th Street
                              Offices at Pinecrest
                                    Suite 210
                              Miami, Florida 33156

Mark J. Bryn                                         Telephone (305) 663-3333
  of Counsel                                         Facsimile:  (305) 668-0003
                                                     Email: Elittman@AOL.com


                                October 12. 2000


Ableauctions.com, Inc.
7303 East Earl Drive
Scottsdale, Arizona  85251

         Re: Registration Statement on Form S-1 for Selling Shareholders

Ladies and Gentlemen:

We have acted as special counsel to Ableauctions.com, Inc., a Florida corporation (the "Company"), in connection wit a Registration Statement on Form S-1 (the "Registration Statement") to be filed on October 11, 2000, relating to the resale of an aggregate of up to 5,515,154 Company common shares (the "Shares") by certain swelling shareholders. The Shares were issued or are to be issued by the Company and offered for resale by the following selling shareholders: 1,641,085 shares by Silicon Capital Corp., including 1,094,057 shares of common stock owned of record directly and 547,028 shares of common stock acquirable upon exercise of a warrant; 1,600,000 shares by Jaragua Limited, including 800,000 shares of common stock owned of record directly and 800,000 shares of common stock acquirable upon exercise of a warrant; 400,000 shares by Triumph Management Limited, including 200,000 shares of common stock owned of record directly and 200,000 shares of common stock acquirable upon exercise of a warrant; 30,625 shares of common stock owned of record directly by Mesler's Auction House of Scottsdale, LLC and 1,843,444 shares of common stock owned of record directly by Dexton Technologies Corporation.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite actions
(corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.





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Ableauctions.com, Inc.
October 12, 2000
Page 2



     Based upon the foregoing, we are of the opinion that the Shares to be issued to the Selling Shareholders under the terms of the Instruments have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the Instruments as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinions  expressed  above are limited to the Florida  Business  Corporation
Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Eric P. Littman
Eric P. Littman